UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Specialty Underwriters' Alliance, Inc.
(Name of Registrant as Specified in Its Charter)

Hallmark Financial Services, Inc. American Hallmark Insurance Company of Texas Hallmark Specialty Insurance Company Mark E. Schwarz C. Gregory Peters Mark E. Pape Robert M. Fishman
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 3, 2009, Hallmark Financial Services, Inc. (“Hallmark”) issued the following press release, which was also posted to the website http://www.suaitownhall.com:

HALLMARK FINANCIAL SERVICES PROCEEDS WITH ELECTION CONTEST TO ELECT THREE NOMINEES TO BOARD OF SPECIALTY UNDERWRITERS’ ALLIANCE
Hallmark launches website to provide Specialty Underwriters’ stockholders with real time information related to proxy solicitation

FORT WORTH, Texas, April 3 /PRNewswire-FirstCall/ -- Hallmark Financial Services, Inc. (Nasdaq: HALL - News), which has nominated independent director candidates to replace three members of the board of directors of Specialty Underwriters' Alliance, Inc. (Nasdaq: SUAI - News), today announced the launch of a website for SUAI stockholders, www.SUAItownhall.com. SUAI stockholders are urged to visit the website because it contains important information regarding Hallmark’s election contest, including biographies of the three independent board nominees and communications between Hallmark and SUAI.  A copy of all proxy materials and shareholder communications will be available on the website.

Hallmark believes there is a need for improved governance and board and management accountability to SUAI stockholders. Hallmark believes that the interests of all SUAI stockholders would benefit from its highly qualified, truly independent director nominees that possess a wealth of property and casualty insurance industry expertise. Hallmark beneficially owns approximately 9.9% of SUAI's outstanding common stock.

Background

As previously disclosed, on June 16, 2008, Hallmark delivered to SUAI's board of directors a proposal to acquire SUAI in a stock-for-stock transaction (the "Proposal"). SUAI responded through a public announcement on June 26, 2008 that its board of directors had unanimously rejected the Proposal. On July 1, 2008, Hallmark then delivered to SUAI's board of directors a letter reaffirming the Proposal (the "July 1 Letter"). In the July 1 Letter, Hallmark stated that it was committed to its Proposal and strongly believed that the Proposal offered significant and compelling benefits to SUAI's stockholders, and reiterated that its senior management stood ready to meet with the members of the SUAI board and answer any questions concerning the Proposal. Copies of each of the Proposal and the July 1 Letter are exhibits to Hallmark's Schedule 13D/A for SUAI filed on July 1, 2008 and can be obtained on the SEC's website at http://www.sec.gov. For each of the Proposal and the July 1 Letter, the offer price in Hallmark stock in the proposed transaction represented a substantial premium to the then most recent closing price of SUAI common stock as well as its 30 day trailing average price. Nevertheless, on July 2, 2008, SUAI publicly reaffirmed its rejection of Hallmark's proposal. Then, on August 5, 2008, SUAI's board proceeded to adopt certain "defensive" amendments to the company's bylaws, including bylaws eliminating stockholders' rights to fill vacancies on the board and to call special meetings and adding advance notice provisions for board nominations by stockholders. The bylaw amendments were disclosed concurrently with the disclosure of the complete terms of new employment and change of control agreements which provide for the payment of sums to SUAI executives in the event they depart the company in certain circumstances, including following a change of control of SUAI.

The Hallmark Nominees

C. Gregory Peters served as Senior Vice President, Equity Research at Raymond James and Associates from November 1999 through June 2007, where Mr. Peters was responsible for launching Raymond James' sell-side research practice for the insurance industry and served as its lead analyst for property and casualty companies.

Mark E. Pape served as Executive Vice President and Chief Financial Officer at Affirmative Insurance Holdings, Inc. from November 2005 through December 2007 and served on Affirmative's Board of Directors from July 2004 through November 2005. Mr. Pape also held positions at Torchmark Corporation and American Income Holding, Inc.

Robert M. Fishman served as Managing Director of Southwest Insurance Partners, Inc. in 2008 and, from November 2006 through May 2007, was the Chief Executive Officer and President of United America Indemnity Ltd. Mr. Fishman also held senior positions at ARAG NA and Zurich Financial Services.

Additional Information Concerning Participants

Hallmark, together with the other Participants (as defined below), has made a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2009 Annual Meeting of Stockholders of SUAI.

Hallmark strongly advises all SUAI stockholders to read the proxy statement because it will contain important information. Such proxy statement is available at no charge on the SEC's website at http://www.sec.gov. In addition, the Participants in the solicitation will provide copies of the proxy statement without charge upon request. Requests for copies should be directed to the Participants' proxy solicitor.

The Participants in the proxy solicitation are Hallmark Financial Services, Inc., American Hallmark Insurance Company of Texas ("AHIC"), Hallmark Specialty Insurance Company ("HSIC"), Mark E. Schwarz, C. Gregory Peters, Mark E. Pape and Robert M. Fishman (collectively, the "Participants"). Information about the Participants is set forth in the proxy statement filed by Hallmark with the SEC. Hallmark may be deemed to beneficially own 1,429,615 shares of common stock of SUAI, representing approximately 9.9% of the outstanding shares of common stock, as follows: (i) 21,000 shares of common Stock are owned directly by Hallmark, (ii) 1,308,615 shares of common stock are owned directly by AHIC and (iii) 100,000 shares of common stock are owned directly by HSIC. As their parent company, Hallmark may be deemed to beneficially own the shares of common stock owned by AHIC and HSIC.  As the Executive Chairman of Hallmark with voting and dispositive power over Hallmark’s, AHIC’s and HSIC’s portfolio of securities, Mr. Schwarz may be deemed to beneficially own the 1,429,615 Shares or approximately 9.9% of the issued and outstanding Shares owned in the aggregate by Hallmark, AHIC and HSIC.   Currently, Messrs. Peters, Pape and Fishman do not directly own any securities of SUAI. As members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants may be deemed to beneficially own the 1,429,615 shares beneficially owned by Hallmark. Each of the participants disclaims beneficial ownership of the shares he/it does not directly own.